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EXHIBIT 11.1



                               BSQUARE CORPORATION
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                    (in thousands, except per share amounts)


        The following table provides a reconciliation of the numerators and denominators used in calculating basic and diluted earnings per share for the three and nine-month periods ended September 30, 1999 and 1998:



                                                              Three Months               Nine Months
                                                           Ended September 30,       Ended September 30,
                                                          ---------------------     ---------------------
                                                            1999         1998         1999         1998
                                                          --------     --------     --------     --------
Net income                                                $    262     $    802     $  1,128     $  2,019
    Less: Accretion of mandatorily redeemable
          Convertible preferred stock                          (30)         (30)         (90)         (80)
                                                          --------     --------     --------     --------
Net income available to common shareholders
(numerator basic)                                         $    232     $    772     $  1,038     $  1,939
                                                          ========     ========     ========     ========
Shares (denominator basic):
    Weighted average common shares outstanding              18,583       18,114       18,333       18,446
                                                          ========     ========     ========     ========
Basic earnings per share                                  $   0.01     $   0.04     $   0.06     $   0.11
                                                          ========     ========     ========     ========
Shares (denominator diluted):
    Weighted average common shares outstanding              18,583       18,114       18,333       18,446
    Mandatorily redeemable convertible preferred stock       8,333        8,333        8,333        7,417
    Common stock equivalents                                 2,623        1,403        1,879        1,403
                                                          --------     --------     --------     --------
    Shares used in computation (denominator diluted)        29,539       27,850       28,545       27,266
                                                          ========     ========     ========     ========
Diluted earnings per share                                $   0.01     $   0.03     $   0.04     $   0.07
                                                          ========     ========     ========     ========
















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